EXHIBIT 21

Name	Jurisdiction of Incorporation
Analogic Limited	Massachusetts

ANALOGIC FOREIGN SALES CORPORATION	U.S. Virgin Islands

Analogic Holding Luxembourg S.a.r.l.	Luxembourg

ANALOGIC SECURITIES CORPORATION	Massachusetts

ANADVENTURE II CORPORATION	Massachusetts

ANA\DVENTURE 3 CORPORATION	Massachusetts

ANADVENTURE DELAWARE, INC.	Delaware

AnaSky Limited (formerly known as SKY COMPUTERS, INC.)	Massachusetts

ANATEL COMMUNICATIONS CORPORATION	Massachusetts

ANEXA Corporation	Massachusetts

Anexa Financial Services, Inc.	Massachusetts

ANRAD CORPORATION	Province of Nova Scotia, Canada

B-K Medical Holding ApS	Denmark

B-K Medical ApS	Denmark

B-K Medical AB	Sweden

B-K Medical (Asia) Pte. Ltd.	Singapore

B-K Medical Benelux NV/SA	Belgium

B-K Medical Medizinische Systeme GmbH	Germany

B-K Medicale S.r.L	Italy

B-K Medical Systems, Inc.	Massachusetts

B-K Medical (China) Limited	Hong Kong

FTNI Inc.	Province of Quebec, Canada

International Security Systems Corporation	Massachusetts

SKY Computers (Europe) Ltd.	England

Sound Technology, Inc.	Pennsylvania